Exhibit 99.1

Amedisys Acquires Two Home Health Agencies In Georgia and South Carolina

BATON ROUGE, Louisiana—October 5, 2004—Amedisys, Inc. (Nasdaq: “AMED” or the “Company”), one of America’s leading home health nursing companies, today announced that it has acquired two home health agencies from Winyah Health Care Group, effective October 1, 2004. The agencies are located in Augusta, GA and Clinton, SC. Terms of the transaction were not disclosed.

The agencies are not expected to make a significant contribution to Amedisys in 2004. The Augusta, GA agency is expected to contribute approximately $1.75 million to Amedisys’ annualized revenues and the Clinton, SC agency presents an opportunity to build Amedisys’ business in that region.

“This is an important acquisition for Amedisys, as it enables us to continue expanding our service offering throughout the Southeast United States,” stated William F. Borne, Chief Executive Officer of Amedisys, Inc. “This transaction further demonstrates our ability to successfully execute on our stated strategy of acquiring home health agencies that can quickly and efficiently be integrated into our systems. We continue to see a number of similar acquisition opportunities available and maintain our intention to selectively acquire companies that fit our acquisition profile,” concluded Mr. Borne.

Amedisys, Inc., one of the nation’s largest providers of home nursing services, is headquartered in Baton Rouge, Louisiana. The Company had approximately $142.5 million in revenue in 2003. Its common stock trades on the Nasdaq Stock Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on this Company can be found on the World Wide Web

http://www.amedisys.com

Contact:	Amedisys, Inc.	EURO RSCG Life NRP
	Chief Financial Officer	Investors/Media
	Gregory H. Browne	Brian Ritchie
	225.292.2031	212.845.4269
	gbrowne@amedisys.com	brian.ritchie@eurorscg.com

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